Exhibit 99.1

Contacts:

Investors:	Media:
Patrick E. Flanigan III	Brian P. Gill
Corporate Vice President	Vice President
Investor Relations	Corporate Communications
(908) 673-9969	(908) 673-9530

CELGENE REPORTS SECOND QUARTER 2017

OPERATING AND FINANCIAL RESULTS

•       Strong Q2 performance; Updated 2017 EPS guidance

•       Positive ozanimod phase III data in relapsing multiple sclerosis (RMS) advances neuroscience franchise opportunities

•       Completed enrollment in five phase III trials during Q2, with data expected in 2018; Multiple phase III data readouts expected in H2:17

•       BGB-A317 (PD-1 inhibitor) transaction accelerates immuno-oncology strategy in solid tumors

SUMMIT, NJ — (July 27, 2017) — Celgene Corporation (NASDAQ: CELG) reported net product sales of $3,256 million for the second quarter of 2017, a 19 percent increase from the same period in 2016. Celgene reported second quarter of 2017 total revenue of $3,268 million, a 19 percent increase compared to $2,754 million in the second quarter of 2016.

Based on U.S. GAAP (Generally Accepted Accounting Principles), Celgene reported net income of $1,061 million and diluted earnings per share (EPS) of $1.31 for the second quarter of 2017. For the second quarter of 2016, GAAP net income was $598 million and diluted EPS was $0.75.

Adjusted net income for the second quarter of 2017 increased 28 percent to $1,474 million compared to $1,152 million in the second quarter of 2016. For the same period, adjusted diluted EPS increased 26 percent to $1.82 from $1.44.

“We delivered outstanding second quarter results and significantly advanced our high-potential pipeline,” said Mark J. Alles, Celgene’s Chief Executive Officer. “Exceptional execution of key strategic initiatives strengthened and expanded our opportunities for long-term growth.”

Second Quarter 2017 Financial Highlights

Unless otherwise stated, all comparisons are for the second quarter of 2017 compared to the second quarter of 2016. The adjusted operating expense categories presented below exclude share-based employee compensation expense, collaboration-related upfront expense and litigation-related loss contingency accrual expense. Please see the attached Use of Non-GAAP Financial Measures and Reconciliation of GAAP to Adjusted Net Income for further information relevant to the interpretation of adjusted financial measures and reconciliations of these adjusted financial measures to the most comparable GAAP measures, respectively.

Net Product Sales Performance

•                                          REVLIMID® sales for the second quarter increased 20 percent to $2,034 million. Sales growth was driven primarily by increased volume as a result of increases in duration of treatment and market share gains. U.S. sales of $1,358 million and international sales of $676 million increased 26 percent and 9 percent year-over-year, respectively. REVLIMID® sales for the second quarter of 2016 were favorably impacted by a Russian tender.

•                                          POMALYST®/IMNOVID® sales for the second quarter were $391 million, an increase of 23 percent year-over-year.  U.S. sales were $241 million and international sales were $150 million, an increase of 30 percent and 13 percent year-over-year, respectively. POMALYST®/IMNOVID® sales grew due to increased volume driven by duration gains.

•                                          OTEZLA® sales for the second quarter were $358 million, a 49 percent increase year-over-year.  Second quarter U.S. sales of $306 million and international sales of $52 million increased 41 percent and 117 percent, respectively. Sales were driven by increased prescriber adoption and market share gains in the U.S. with increasing contribution from early launch markets in Europe and Japan.

•                                          ABRAXANE® sales for the second quarter were $254 million, a 2 percent increase year-over-year.  U.S. sales were $161 million and international sales were $93 million, a decrease of 7 percent and an increase of 24 percent, respectively. ABRAXANE® market shares in the U.S. for pancreatic cancer, first-line advanced non-squamous lung cancer and metastatic breast cancer remain stable. Growth in Europe was driven by market share gains for ABRAXANE® in pancreatic cancer.

•                                          In the second quarter, all other product sales, which include THALOMID®, ISTODAX®, VIDAZA® and an authorized generic version of VIDAZA® drug product in the U.S., were $219 million compared to $236 million in the second quarter of 2016.

•                                          Total net product sales for the second quarter of 2017 increased 19 percent year-over-year, driven by operational growth which includes the impact from both volume and price. Net product sales growth also includes a 0.7 percent negative impact from currency exchange effects.

Research and Development (R&D)

On a GAAP basis, R&D expenses were $835 million for the second quarter of 2017 versus $949 million for the same period in 2016. The second quarter decrease was due to a reduction in collaboration-related upfront expense.

Adjusted R&D expenses were $690 million for the second quarter of 2017 compared to $601 million for the second quarter of 2016. The second quarter increase was due to increased spending related to clinical trial and drug discovery activity.

Selling, General, and Administrative (SG&A)

On a GAAP basis, SG&A expenses were $939 million for the second quarter of 2017 compared to $732 million for the same period in 2016. The increase in SG&A expenses was primarily due to higher litigation-related loss contingency accrual expense as a result of the recently announced civil litigation settlement.

Adjusted SG&A expenses were $532 million for the second quarter of 2017 compared to $547 million for the second quarter of 2016.

Cash, Cash Equivalents, and Marketable Securities

Operating cash flow was $1.6 billion in the second quarter of 2017, compared to $1.0 billion for the second quarter of 2016. In the second quarter, Celgene purchased approximately 4.2 million of its shares at a total cost of approximately $507 million. As of June 30, 2017, the Company had approximately $3.9 billion remaining under its stock repurchase program. Celgene ended the quarter with approximately $10.1 billion in cash, cash equivalents and marketable securities.

2017 Guidance Updated

	Previous 2017 Guidance	Updated 2017 Guidance
Net Product Sales
REVLIMID®	$8.0B to $8.3B	Unchanged
POMALYST®/IMNOVID®	Approximately $1.6B	Unchanged
OTEZLA®	$1.5B to $1.7B	Unchanged
ABRAXANE®	Approximately $1.0B	Unchanged
Total Revenue	$13.0B to $13.4B	Unchanged
GAAP operating margin	Approximately 46.0%	Approximately 41.5%
GAAP diluted EPS	$5.95 to $6.29	$5.36 to $5.62
Adjusted operating margin	Approximately 57.0%	Approximately 57.5%
Adjusted diluted EPS	$7.15 to $7.30	$7.25 to $7.35
Weighted average diluted shares	Approximately 815M	Unchanged

Product and Pipeline Updates

Hematology & Oncology

•                  In July, the phase III ROBUST® trial evaluating REVLIMID® in combination with rituximab plus chemotherapy (R-CHOP) in patients with ABC type diffuse large B-cell lymphoma (DLBCL) completed enrollment. Data from the phase III ROBUST® trial are expected in 2018.

•                  The phase III QUAZAR® trial evaluating CC-486 as maintenance therapy in patients with acute myeloid leukemia (AML) completed enrollment in the second quarter. Data from the phase III QUAZAR® trial are expected in 2018.

•                  At the American Society of Clinical Oncology (ASCO) Annual Meeting in June, data were presented on Celgene’s marketed products and pipeline assets. Presentations included:

•                  Updated data from the phase I/II trial evaluating IDHIFA® (enasidenib) in patients with relapsed and/or refractory acute AML with an isocitrate dehydrogenase-2 (IDH2) mutation. The results were largely consistent with previously reported data and formed the basis of the New Drug Application (NDA) package submitted to the U.S. Food and Drug Administration (FDA) with a Prescription Drug User Fee Act (PDUFA) action date of August 30, 2017.

•                  Updated data from the phase III MAGNIFY™ trial with REVLIMID® in combination with rituximab (R2) in patients with relapsed and/or refractory indolent non-Hodgkin lymphoma (NHL). The interim data focused on a subset of patients with relapsed or refractory follicular lymphoma (FL) with early relapse and double-refractory disease. Additionally, interim data from the phase III MAGNIFY™ trial in a subset of patients with marginal zone lymphoma (MZL) were presented at the International Conference on Malignant Lymphoma (ICML) in June. Interim data from the MAGNIFY™ trial continue to support the clinical potential of the R2 combination across a broad range of lymphomas.

•                  In collaboration with partner bluebird bio, results from the phase I trial evaluating bb2121, a B-cell maturation antigen (BCMA) chimeric antigen receptor (CAR)-T cell therapy, in patients with relapsed and/or refractory multiple myeloma (RRMM) were presented. Celgene and bluebird bio plan to initiate a pivotal trial with bb2121 in RRMM by year-end.

•                  In collaboration with partner Juno Therapeutics, updated data from the ongoing phase I TRANSCEND trial evaluating investigational CAR-T cell candidate, JCAR017, in patients with relapsed or refractory aggressive NHL were presented. In June, JCAR017 was granted Orphan Drug Designation for DLBCL by the European Medicines Agency (EMA) Committee for Orphan Medicinal Products (COMP). Celgene and Juno Therapeutics plan to initiate the pivotal program with JCAR017 in DLBCL in the second half of 2017.

•                  In collaboration with partner Jounce Therapeutics, results from the phase I portion of the phase I/II ICONIC trial evaluating JTX-2011, an agonist monoclonal antibody targeting Inducible T cell CO-Stimulator (ICOS), as a single agent and in combination with nivolumab in patients with advanced solid tumors were presented.

•                  In June, the phase III abound.sqm trial evaluating the investigational use of ABRAXANE® as maintenance treatment in patients with squamous non-small cell lung cancer (NSCLC) met the endpoint of a pre-planned interim futility analysis and no new safety signals were observed. Follow-up of patients who had enrolled in the study will continue and findings will be reported when the dataset matures.

•                  In June, Celgene and partner Acceleron Pharma, announced the completion of enrollment in the phase III MEDALIST™ and BELIEVE™ trials evaluating luspatercept in patients with lower-risk myelodysplastic syndromes (MDS) and transfusion dependent beta-thalassemia. Top-line data from the MEDALIST™ and BELIEVE™ trials are expected mid-

2018. At the 14th International Symposium on MDS in May, data from the phase II trial evaluating luspatercept in patients with first-line, lower-risk MDS were presented. Celgene plans to initiate the phase III COMMANDS trial with luspatercept in first-line, lower-risk MDS in early 2018. Additionally, a phase II trial evaluating luspatercept in myelofibrosis was initiated in the second quarter of 2017.

Inflammation & Immunology

•                  In May, Celgene disclosed positive top-line results from the confirmatory phase III RADIANCE™ trial evaluating ozanimod in RMS. The trial met its primary endpoint in reducing annualized relapse rate (ARR), compared to weekly interferon (IFN) β-1a (Avonex®). The overall safety and tolerability profile was consistent with results from the recently completed phase III SUNBEAM™ trial and previously reported phase II trials. The full data set will be presented at an upcoming medical congress in the second half of 2017. An NDA submission to the FDA, based on the combined phase III SUNBEAM™ and RADIANCE™ trials for RMS is expected by the end of 2017.

•                  The phase III trial evaluating OTEZLA® in patients with scalp psoriasis initiated in the second quarter.

•                  The phase III RELIEF trial evaluating OTEZLA® in patients with Behҫet’s disease completed enrollment in the second quarter. Data from the phase III RELIEF trial are expected in 2018.

•                  The phase II proof-of-concept trial evaluating OTEZLA® in ulcerative colitis completed enrollment in the second quarter. Top-line results from the phase II trial are expected by year-end 2017.

•                  At the European League Against Rheumatism (EULAR) meeting in June, data presentations included:

•                  Long-term results from Celgene’s phase III PALACE program evaluating OTEZLA® in patients with active psoriatic arthritis including 4-year efficacy and safety data, 3-year analysis of treatment impact on enthesitis and dactylitis and 3-year pooled analysis on the impact of OTEZLA® on productivity and physical function. Long-term safety data presented did not demonstrate new safety signals and continue to support the safety profile for OTEZLA® in patients with psoriatic arthritis.

•                  An encore presentation of data from the phase IIa trial evaluating CC-220 in patients with systemic lupus erythematosus (SLE). Results were presented across multiple measures of disease activity and continue to support development of CC-220 in SLE. Celgene plans to initiate a phase IIb trial with CC-220 in the second half of 2017.

Business Update

•                  In July, Celgene announced a strategic collaboration with BeiGene, Ltd. for the development and commercialization of investigational programmed death-1 (PD-1) inhibitor, BGB-A317, for the treatment of solid tumors. This transaction accelerates Celgene’s immuno-oncology strategy in solid tumors by expanding development optionality through combinatorial opportunities with novel, early-stage pipeline assets. Potential combinations for investigation include proprietary CELMoD® agent CC-122 in hepatocellular carcinoma (HCC) and numerous partnered assets targeting T cell immunoglobulin and ITIM domain protein (TIGIT), ICOS, retinoic acid-related orphan receptor gamma (RORɣ) and metabolic pathway modulators. Furthermore, the BeiGene transaction adds to Celgene’s ongoing immuno-oncology efforts with partner AstraZeneca, evaluating IMFINZI™ in hematological malignancies. The transaction is expected to close in the third quarter of 2017, subject to the expiration or termination of applicable waiting periods under all applicable antitrust laws and satisfaction of other usual and customary closing conditions.

•                  In July, Celgene exercised its option, pursuant to the March 2014 collaboration arrangement, to expand its strategic collaboration with FORMA Therapeutics Holdings LLC (FORMA) to evaluate additional therapeutic candidates across important emerging target families in the areas of Protein Homeostasis, Inflammation & Immunology and Neurology. Upon signing the agreement, Celgene was granted an option to license ex-U.S. rights to select current and future drug candidates for the next two years and three months (or through October 1, 2019). Under the terms of the agreement, FORMA received an upfront cash payment of $195 million. In addition, also pursuant to the March 2014 collaboration arrangement, Celgene has the option to enter into a second additional collaboration, during which Celgene will have the exclusive option to acquire FORMA, including the U.S. rights to all licensed programs, and worldwide rights to other wholly-owned programs within FORMA at that time.

Key Milestones Expected During the Second Half of 2017

Hematology & Oncology

•                  Approval decision by the U.S. FDA for IDHIFA® for the treatment of patients with relapsed and/or refractory AML with IDH2 mutation

•                  Data from the phase III RELEVANCE® trial with REVLIMID® in combination with rituximab in patients with newly diagnosed FL

•                  Data from the phase III AUGMENT™ trial with REVLIMID® in combination with rituximab in patients with relapsed and/or refractory FL

•                  Data from the phase III apact® (PANC-003) trial with ABRAXANE® as adjuvant therapy in patients with surgically resected pancreatic cancer

•                  Data from the phase II abound.2L+ trial with ABRAXANE® alone or in combination with CC-486 or IMFINZI™ as a second or third-line treatment in patients with advanced NSCLC

•                  Data from phase I/II trials with CC-122 in patients with RRMM

•                  Data from the phase I/II FUSION™ program evaluating IMFINZI™ in combination with POMALYST® in multiple myeloma and in combination with VIDAZA® in patients with MDS and AML

•                  Initiate a pivotal trial with CC-122 in relapsed and/or refractory DLBCL

•                  Initiate a pivotal trial with marizomib in combination with standard therapy in first-line glioblastoma

•                  Initiate a pivotal trial with bb2121 in RRMM in collaboration with bluebird bio

•                  Initiate the pivotal program with JCAR017 in relapsed and/or refractory DLBCL in collaboration with Juno Therapeutics

Inflammation & Immunology

•                  Submission of an sNDA for OTEZLA® once-daily formulation

•                  Submission of an NDA for ozanimod in patients with RMS

•                  Data from a phase II trial with GED-0301 in ulcerative colitis

•                  Data from a phase II trial with OTEZLA® in ulcerative colitis

•                  Complete enrollment in the phase III TRUE NORTH trial with ozanimod in ulcerative colitis

•                  Complete enrollment in the phase III REVOLVE trial with GED-0301 in Crohn’s disease

•                  Complete enrollment in a pediatric phase II trial with OTEZLA® in plaque psoriasis

•                  Initiate a phase IIb trial with CC-220 in SLE

•                  Initiate a phase IIa trial with CC-90001 in idiopathic pulmonary fibrosis

Research & Early Development

•                  File at least 5 additional Investigational New Drug (IND) or Clinical Trial Applications (CTA) including:

•                  Submission of an IND for CC-92480, a new CELMoD® compound in patients with multiple myeloma

•                  Submission of an IND for CC-93269 (EM901), a T-cell bi-specific antibody targeting BCMA in patients with multiple myeloma

Second Quarter 2017 Conference Call and Webcast Information

Celgene will host a conference call to discuss the second quarter of 2017 operational and financial performance on Thursday, July 27, 2017, at 9 a.m. ET.  The conference call will be available by webcast at www.celgene.com.  An audio replay of the call will be available from noon July 27, 2017, until midnight ET August 3, 2017.  To access the replay in the U.S., dial (855) 859-2056; outside the U.S. dial (404) 537-3406.  The participant passcode is 50890558.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through next-generation solutions in protein homeostasis, immuno-oncology, epigenetics, immunology and neuro-inflammation.  For more information, please visit www.celgene.com. Follow Celgene on Social Media: @Celgene, Pinterest, LinkedIn, Facebook and YouTube.

About REVLIMID®

In the U.S., REVLIMID® (lenalidomide) in combination with dexamethasone is indicated for the treatment of patients with multiple myeloma. REVLIMID® as a single agent is also indicated as a maintenance therapy in patients with multiple myeloma following autologous hematopoietic stem cell transplant. REVLIMID® is indicated for patients with transfusion-dependent anemia due to low- or intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities.  REVLIMID® is approved in the U.S. for the treatment of patients with mantle cell lymphoma (MCL) whose disease has relapsed or progressed after two prior therapies, one of which included bortezomib.  Limitations of Use: REVLIMID® is not indicated and is not recommended for the treatment of chronic lymphocytic leukemia (CLL) outside of controlled clinical trials.

About ABRAXANE®

In the U.S., ABRAXANE® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) is indicated for the treatment of metastatic breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy.  Prior therapy should have included an anthracycline unless clinically contraindicated.  ABRAXANE® is indicated for the first-line treatment of locally advanced or metastatic non-small cell lung cancer, in combination with carboplatin, in patients who are not candidates for curative surgery or radiation therapy.  ABRAXANE® is also indicated for the first-line treatment of metastatic adenocarcinoma of the pancreas in combination with gemcitabine.

About POMALYST®

In the U.S., POMALYST® (pomalidomide) is indicated for patients with multiple myeloma who have received at least two prior therapies including lenalidomide and a proteasome inhibitor and have demonstrated disease progression on or within 60 days of completion of the last therapy.

About OTEZLA®

In the U.S., OTEZLA® (apremilast) is indicated for the treatment of adult patients with active psoriatic arthritis.  OTEZLA® is indicated in the U.S. for the treatment of patients with moderate to severe plaque psoriasis who are candidates for phototherapy or systemic therapy.

Forward-Looking Statement

This press release contains forward-looking statements, which are generally statements that are not historical facts.  Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions.  Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made.  We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law.  Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control.  Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

Hyperlinks are provided as a convenience and for informational purposes only. Celgene bears no responsibility for the security or content of external websites.

Use of Non-GAAP Financial Measures

In addition to financial information prepared in accordance with U.S. GAAP, this document also contains certain non-GAAP financial measures based on management’s view of performance including:

•                  Adjusted research and development expense

•                  Adjusted selling, general and administrative expense

•                  Adjusted operating margin

•                  Adjusted net income

•                  Adjusted earnings per share

Management uses such measures internally for planning and forecasting purposes and to measure the performance of the Company. We believe these adjusted financial measures provide useful and meaningful information to us and investors because they enhance investors’ understanding of the continuing operating performance of our business and facilitate the comparison of performance between past and future periods. These adjusted financial measures are non-GAAP measures and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. When preparing these supplemental non-GAAP financial measures we typically exclude certain GAAP items that management does not consider to be normal, recurring, cash operating expenses but that may not meet the definition of unusual or non-recurring items. Other companies may define these measures in different ways. The following categories of items are excluded from adjusted financial results:

Acquisition and Divestiture-Related Costs:  We exclude the impact of certain amounts recorded in connection with business combinations and divestitures from our adjusted financial results that are either non-cash or not normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing. These amounts may include non-cash items such as the amortization of acquired intangible assets, amortization of purchase accounting adjustments to inventories, intangible asset impairment charges and expense or income related to changes in the estimated fair value measurement of contingent consideration. We also exclude transaction and certain other cash costs associated with business acquisitions and divestitures that are not normal recurring operating expenses, including severance costs which are not part of a formal restructuring program.

Share-based Compensation Expense:  We exclude share-based compensation from our adjusted financial results because share-based compensation expense, which is non-cash, fluctuates from period to period based on factors that are not within our control, such as our stock price on the dates share-based grants are issued.

Collaboration-related Upfront Expenses:  We exclude collaboration-related upfront expenses from our adjusted financial results because we do not consider them to be normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing. Upfront payments to collaboration partners are made at the commencement of a relationship anticipated to continue for a multi-year period and provide us with intellectual property rights, option rights and other rights with respect to particular programs. The variability of amounts and lack of predictability of collaboration-related upfront expenses makes the identification of trends in our ongoing research and development activities more difficult. We believe the presentation of adjusted research and development, which does not include collaboration-related upfront expenses, provides useful and meaningful information about our ongoing research and development activities by enhancing investors’ understanding of our normal, recurring operating research and development expenses and facilitates comparisons between periods and with respect to projected performance. All expenses incurred subsequent to the initiation of the collaboration arrangement, such as research and development cost-sharing expenses/reimbursements and milestone payments up to the point of regulatory approval are considered to be normal, recurring operating expenses and are included in our adjusted financial results.

Research and Development Asset Acquisition Expense:  We exclude costs associated with acquiring rights to pre-commercial compounds because we do not consider such costs to be normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing. Research and development asset acquisition expenses includes expenses to acquire rights to pre-commercial compounds from a collaboration partner when there will be no further participation from the collaboration partner or other parties. The variability of amounts and lack of predictability of research and development asset acquisition expenses makes the identification of trends in our ongoing research and development activities more difficult. We believe the presentation of adjusted research and development, which does not include research and development asset acquisition expenses, provides useful and meaningful information about our ongoing research and development activities by enhancing investors’ understanding of our normal, recurring operating research and development expenses and facilitates comparisons between periods and with respect to projected performance.

Restructuring Costs:  We exclude costs associated with restructuring initiatives from our adjusted financial results. These costs include amounts associated with facilities to be closed, employee separation costs and costs to move operations from one location to another. We do not frequently undertake restructuring initiatives and therefore do not consider such costs to be normal, recurring operating expenses.

Certain Other Items:  We exclude certain other significant items that may occur occasionally and are not normal, recurring, cash operating expenses from our adjusted financial results. Such items are evaluated on an individual basis based on both the quantitative and the qualitative aspect of their nature and generally represent items that, either as a result of their nature or magnitude, we would not anticipate occurring as part of our normal business on a regular basis. While not all-inclusive, examples of certain other significant items excluded from adjusted financial results would be: expenses for significant fair value adjustments to equity investments, significant litigation-related loss contingency accruals and expenses to settle other disputed matters.

Estimated Tax Impact From Above Adjustments:  We exclude the net income tax impact of the non-tax adjustments described above from our adjusted financial results. The net income tax impact of the non-tax adjustments includes the impact on both current and deferred income taxes and is based on the taxability of the adjustment under local tax law and the statutory tax rate in the tax jurisdiction where the adjustment was incurred.

Non-Operating Tax Adjustments:  We exclude the net income tax impact of certain other significant income tax items, which are not associated with our normal, recurring operations (“Non-Operating Tax Items”), from our adjusted financial results. Non-Operating Tax Items include items which may occur occasionally and are not normal, recurring operating expenses (or benefits), including adjustments related to acquisitions, divestitures, collaborations, certain adjustments to the amount of unrecognized tax benefits related to prior year tax positions, and other similar items. We also exclude excess tax benefits and tax deficiencies that arise upon vesting or exercise of share-based payments recognized as income tax benefits or expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing.

See the attached Reconciliations of GAAP to Adjusted Net Income for explanations of the amounts excluded and included to arrive at the adjusted measures for the three- and six-month periods ended June 30, 2017 and 2016, and for the projected amounts for the twelve-month period ending December 31, 2017.

Celgene Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)

	Three-Month Periods Ended		Six-Month Periods Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net product sales	$3,256	$2,744	$6,206	$5,239
Other revenue	12	10	22	27
Total revenue	3,268	2,754	6,228	5,266

Cost of goods sold (excluding amortization of acquired intangible assets)	111	111	224	217
Research and development	835	949	1,830	1,682
Selling, general and administrative	939	732	1,559	1,275
Amortization of acquired intangible assets	88	175	170	267
Acquisition related (income) charges and restructuring, net	(13)	(36)	26	—
Total costs and expenses	1,960	1,931	3,809	3,441

Operating income	1,308	823	2,419	1,825

Interest and investment income, net	24	7	39	14
Interest (expense)	(126)	(123)	(253)	(245)
Other (expense) income, net	(76)	(12)	(50)	23

Income before income taxes	1,130	695	2,155	1,617

Income tax provision	69	97	153	218

Net income	$1,061	$598	$2,002	$1,399

Net income per common share:
Basic	$1.36	$0.77	$2.57	$1.80
Diluted	$1.31	$0.75	$2.47	$1.74

Weighted average shares:
Basic	780.4	775.6	779.7	778.1
Diluted	811.7	801.5	811.5	804.7

	June 30,	December 31,
	2017	2016
Balance sheet items:
Cash, cash equivalents & marketable securities	$10,140	$7,970
Total assets	30,306	28,086
Long-term debt, including current portion	14,283	14,290
Total stockholders’ equity	8,445	6,600

Celgene Corporation and Subsidiaries

Reconciliation of GAAP to Adjusted Net Income

(In millions, except per share data)

		Three-Month Periods Ended		Six-Month Periods Ended
		June 30,		June 30,
		2017	2016	2017	2016
Net income - GAAP		$1,061	$598	$2,002	$1,399

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	(1)	8	9	15	18

Research and development:
Share-based compensation expense	(1)	70	64	135	126
Collaboration-related upfront expense	(2)	75	284	85	364
Research and development asset acquisition expense	(3)	—	—	325	—

Selling, general and administrative:
Share-based compensation expense	(1)	92	85	173	160
Litigation-related loss contingency accrual expense	(4)	315	100	315	100

Amortization of acquired intangible assets	(5)	88	175	170	267

Acquisition related (income) charges and restructuring, net:
Change in fair value of contingent consideration	(6)	(13)	(44)	26	(11)
Restructuring charges	(7)	—	8	—	11

Income tax provision:
Estimated tax impact from above adjustments	(8)	(127)	(134)	(238)	(206)
Non-operating tax adjustments	(9)	(95)	7	(170)	(12)
Net income — Adjusted		$1,474	$1,152	$2,838	$2,216

Net income per common share — Adjusted
Basic		$1.89	$1.49	$3.64	$2.85
Diluted		$1.82	$1.44	$3.50	$2.75

Explanation of adjustments:

(1)              Exclude share-based compensation expense totaling $170 for the three-month period ended June 30, 2017 and $158 for the three-month period ended June 30, 2016.  Exclude share-based compensation expense totaling $323 for the six-month period ended June 30, 2017 and $304 for the six-month period ended June 30, 2016.

(2)              Exclude upfront payment expense for research and development collaboration arrangements.

(3)              Exclude research and development asset acquisition expenses.

(4)              Exclude loss contingency accrual expenses related to a civil litigation matter in 2017 and contractual dispute in 2016.

(5)              Exclude amortization of intangible assets acquired in the acquisitions of Pharmion Corp., Gloucester Pharmaceuticals, Inc. (Gloucester), Abraxis BioScience, Inc. (Abraxis), Celgene Avilomics Research, Inc. (Avila), and Quanticel Pharmaceuticals, Inc. (Quanticel).

(6)              Exclude changes in the fair value of contingent consideration related to the acquisitions of Gloucester, Abraxis, Avila, Nogra Pharma Limited and Quanticel.

(7)              Exclude restructuring charges related to our relocation of certain operations into our two Summit, NJ locations as well as costs associated with certain headcount reductions.

(8)              Exclude the estimated tax impact of the above adjustments.

(9)              Exclude other non-operating tax expense items. The adjustments for the three- and six-month periods ended June 30, 2017 are to exclude the excess tax benefits related to the adoption of ASU 2016-09 (Compensation-Stock Compensation) of $95 and $170, respectively. The adjustment for the three-month period ended June 30, 2016 is to include net tax benefits of $7. The adjustment for the six-month period ended June 30, 2016 is to exclude the tax benefit on the settlement of a state tax examination of $5 and to include other adjustments totaling tax expense of $7.

Celgene Corporation and Subsidiaries

Reconciliation of Full-Year 2017 Projected GAAP to Adjusted Net Income

(In millions, except per share data)

		Range
		Low	High
Projected net income - GAAP	(1)	$4,372	$4,581

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense		31	29

Research and development:
Share-based compensation expense		276	260
Collaboration-related upfront expense		435	435
Research and development asset acquisition expense		325	325

Selling, general and administrative:
Share-based compensation expense		345	325
Litigation-related loss contingency accrual expense		315	315

Amortization of acquired intangible assets		333	326

Acquisition related (income) charges and restructuring, net:
Change in fair value of contingent consideration		91	82

Income tax provision:
Estimated tax impact from above adjustments		(444)	(518)
Non-operating tax adjustments		(170)	(170)

Projected net income - Adjusted		$5,909	$5,990

Projected net income per diluted common share - GAAP		$5.36	$5.62

Projected net income per diluted common share - Adjusted		$7.25	$7.35

Projected weighted average diluted shares		815.0	815.0

(1)              Our projected 2017 earnings do not include the effect of any business combinations, collaboration agreements, asset acquisitions, asset impairments, litigation-related loss contingency accruals, changes in the fair value of our CVRs issued as part of the acquisition of Abraxis or non-operating tax adjustments that may occur after the day prior to the date of this press release.

Celgene Corporation and Subsidiaries

Net Product Sales

(In millions)

	Three-Month Periods
	Ended June 30,		% Change
	2017	2016	Reported	Operational(1)	Currency(2)

REVLIMID®
U.S.	$1,358	$1,079	25.9%	25.9%	0.0%
International	676	621	8.9%	10.7%	(1.8)%
Worldwide	2,034	1,700	19.6%	20.3%	(0.7)%

POMALYST®/IMNOVID®
U.S.	241	185	30.3%	30.3%	0.0%
International	150	133	12.8%	15.5%	(2.7)%
Worldwide	391	318	23.0%	24.1%	(1.1)%

OTEZLA®
U.S.	306	217	41.0%	41.0%	0.0%
International	52	24	116.7%	112.3%	4.4%
Worldwide	358	241	48.5%	48.0%	0.5%

ABRAXANE®
U.S.	161	174	(7.5)%	(7.5)%	0.0%
International	93	75	24.0%	26.9%	(2.9)%
Worldwide	254	249	2.0%	2.9%	(0.9)%

VIDAZA®
U.S.	2	3	(33.3)%	(33.3)%	0.0%
International	154	151	2.0%	3.4%	(1.4)%
Worldwide	156	154	1.3%	2.6%	(1.3)%

azacitidine for injection
U.S.	9	22	(59.1)%	(59.1)%	0.0%
International	—	—	N/A	N/A	N/A
Worldwide	9	22	(59.1)%	(59.1)%	0.0%

THALOMID®
U.S.	21	24	(12.5)%	(12.5)%	0.0%
International	13	14	(7.1)%	(4.6)%	(2.5)%
Worldwide	34	38	(10.5)%	(9.5)%	(1.0)%

ISTODAX®
U.S.	17	19	(10.5)%	(10.5)%	0.0%
International	2	2	0.0%	(2.4)%	2.4%
Worldwide	19	21	(9.5)%	(9.7)%	0.2%

All Other
U.S.	—	—	N/A	N/A	N/A
International	1	1	N/A	N/A	N/A
Worldwide	1	1	N/A	N/A	N/A

Total Net Product Sales
U.S.	2,115	1,723	22.8%	22.8%	0.0%
International	1,141	1,021	11.8%	13.6%	(1.8)%
Worldwide	$3,256	$2,744	18.7%	19.4%	(0.7)%

(1)     Operational includes impact from both volume and price

(2)     Currency includes the impact from both foreign exchange rates and hedging activities

Celgene Corporation and Subsidiaries

Net Product Sales

(In millions)

	Six-Month Periods
	Ended June 30,		% Change
	2017	2016	Reported	Operational(1)	Currency(2)

REVLIMID®
U.S.	$2,592	$2,076	24.9%	24.9%	0.0%
International	1,326	1,198	10.7%	12.4%	(1.7)%
Worldwide	3,918	3,274	19.7%	20.3%	(0.6)%

POMALYST®/IMNOVID®
U.S.	457	356	28.4%	28.4%	0.0%
International	298	236	26.3%	28.6%	(2.3)%
Worldwide	755	592	27.5%	28.4%	(0.9)%

OTEZLA®
U.S.	505	392	28.8%	28.8%	0.0%
International	95	45	111.1%	104.5%	6.6%
Worldwide	600	437	37.3%	36.6%	0.7%

ABRAXANE®
U.S.	303	318	(4.7)%	(4.7)%	0.0%
International	187	156	19.9%	23.0%	(3.1)%
Worldwide	490	474	3.4%	4.4%	(1.0)%

VIDAZA®
U.S.	4	7	(42.9)%	(42.9)%	0.0%
International	310	294	5.4%	7.0%	(1.6)%
Worldwide	314	301	4.3%	5.8%	(1.5)%

azacitidine for injection
U.S.	18	40	(55.0)%	(55.0)%	0.0%
International	—	—	N/A	N/A	N/A
Worldwide	18	40	(55.0)%	(55.0)%	0.0%

THALOMID®
U.S.	43	51	(15.7)%	(15.7)%	0.0%
International	27	28	(3.6)%	(1.0)%	(2.6)%
Worldwide	70	79	(11.4)%	(10.5)%	(0.9)%

ISTODAX®
U.S.	34	35	(2.9)%	(2.9)%	0.0%
International	5	4	25.0%	22.0%	3.0%
Worldwide	39	39	0.0%	(0.3)%	0.3%

All Other
U.S.	—	1	N/A	N/A	N/A
International	2	2	N/A	N/A	N/A
Worldwide	2	3	N/A	N/A	N/A

Total Net Product Sales
U.S.	3,956	3,276	20.8%	20.8%	0.0%
International	2,250	1,963	14.6%	16.3%	(1.7)%
Worldwide	$6,206	$5,239	18.5%	19.1%	(0.6)%

(1)     Operational includes impact from both volume and price

(2)     Currency includes the impact from both foreign exchange rates and hedging activities